Exhibit 99

FARMER MAC NEWS

FOR IMMEDIATE RELEASE	CONTACT
May 12, 2008	Mary Waters
202-872-7700

Farmer Mac Reports First Quarter Results

Core Earnings Up 69% for the Period

Washington, D.C. — The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) today announced that its core earnings for the quarter ended March 31, 2008 increased 69% over the comparable quarter in 2007.  Farmer Mac’s strong core earnings were driven by an increase in net interest income attributable to Farmer Mac’s more favorable short-term funding costs, relative to the rates on related investments, loans, and Farmer Mac Guaranteed Securities, as well as ongoing fee income from the Corporation’s $8.4 billion guarantee portfolio.

Farmer Mac reports financial results based on its core earnings and on a GAAP basis.  Farmer Mac uses core earnings to measure corporate economic performance and develop financial plans because, in management’s view, core earnings more accurately represent Farmer Mac’s economic performance, transaction economics and business trends before the effects on earnings of changes in the fair values of financial derivatives and trading assets.  Those changes reflect the application of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) and Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115 (“SFAS 159”).  Investors and securities analysts have previously relied upon similar measures to evaluate Farmer Mac’s historical and future performance.

Core earnings were $10.5 million or $1.06 per diluted share for first quarter 2008, compared to $10.5 million or $1.00 per diluted share for fourth quarter 2007 and $6.2 million or $0.58 per diluted share for first quarter 2007.

On a GAAP basis, for first quarter 2008, Farmer Mac had a net loss available to common stockholders of $8.3 million, or $0.84 per diluted share, compared to a loss of $9.3 million or $0.90 per diluted share for fourth quarter 2007 and net income available to common stockholders of $3.9 million or $0.37 per diluted share for first quarter 2007.  The GAAP losses in the first quarter 2008 and fourth quarter 2007 were attributable to changes in the fair values of financial derivatives associated with the significant decline in interest rates in the latter half of 2007 continuing into 2008.  Farmer Mac uses financial derivatives to hedge interest rate risk on its assets and liabilities, and the changes in the fair value of those derivatives are recorded in income, while changes in the fair values of a majority of the hedged assets and liabilities are not recorded in income.

On January 1, 2008, with the adoption of SFAS 159, Farmer Mac elected to measure $600.5 million of investment securities and $427.3 million of Farmer Mac II Guaranteed securities at fair value, with changes in fair value reflected in earnings as they occur.  These assets were selected for the fair value option under SFAS 159 because they were funded or hedged principally with financial derivatives and, therefore, the changes in fair value of the assets provide partial economic and financial reporting offsets to the related financial derivatives.  Upon adoption, Farmer Mac recorded a cumulative effect of adoption adjustment of $12.1 million, net of tax, as an increase to the beginning balance of retained earnings.  During first quarter 2008, the net increase in fair value of the assets selected under SFAS 159 resulted in Farmer Mac recording net gains on trading assets of $10.7 million.

Farmer Mac President and Chief Executive Officer Henry D. Edelman stated, “We are pleased with our continued strong performance as evidenced by our first quarter core earnings results.  To date, the credit issues that have arisen in the housing and consumer sectors of the economy have not affected the agricultural economy in general, or Farmer Mac’s guarantee portfolio in particular.  Reflecting the effectiveness of Farmer Mac’s ongoing credit risk management and the strength of the U.S. agricultural economy, 90-day delinquencies in Farmer Mac’s guarantee portfolio remained at notably low levels as of March 31, 2008, in terms of both dollars and percentages.  Those delinquencies totaled $11.0 million, representing just 0.22 percent of the portfolio.

“The substantial year over year increase in our core earnings was achieved notwithstanding the volatility of the capital markets during the last quarter.  Farmer Mac’s net interest income and guarantee fee income were major drivers of core earnings in first quarter 2008.  While it is not possible to predict how long Farmer Mac’s short-term borrowing spreads will continue to be as favorable as they now are, relative to yields on program and non-program assets, Farmer Mac’s guarantee fee income should continue to grow commensurate with outstanding business volume.  Those components of income are independent of Farmer Mac’s strong credit performance.

“Farmer Mac’s net interest yield for first quarter 2008 was 131 basis points ($17.9 million), compared to 73 basis points ($9.1 million) for first quarter 2007.  The net interest yield, adjusted for the effects of SFAS 133, for first quarter 2008 was 116 basis points ($15.8 million), compared to 72 basis points ($8.9 million) for first quarter 2007.  Throughout 2007 and first quarter 2008, Farmer Mac’s long-term interest rate sensitivity remained low, despite the significant change in the yield curve during that time.  Farmer Mac’s effective duration gap was plus 0.8 months as of March 31, 2008, compared to plus 0.7 months as of March 31, 2007.

“Much of Farmer Mac’s business volume during the past year was due to our ongoing efforts to diversify Farmer Mac’s marketing focus to include large program transactions that emphasize high asset quality, with greater protection against adverse credit performance and commensurately lower compensation for the assumption of credit risk and administrative costs, resulting in projected risk-adjusted marginal returns on equity approximately equal to those of other Farmer Mac program transactions.  These transactions tend to be larger portfolio transactions that have ranged up to $1.0 billion.  While no such  transactions were completed during first quarter 2008, the design of these transactions is such that the ongoing guarantee and commitment fee income from prior transactions continues to contribute to earnings.  Farmer Mac has prospects for additional similar large portfolio transactions, though no assurance can be given at this time as to the certainty or timing of similar transactions in the future.”

Farmer Mac further reported that it believes important new business opportunities would result from expansion of its statutory guarantee authorities.  In that regard:

•
on July 27, 2007, the United States House of Representatives passed its version of a 2007 Farm Bill (H.R. 2419) that would expand Farmer Mac’s charter to authorize the Corporation to purchase and guarantee securities backed by rural utilities (electric and telephone) loans made by cooperative lenders, particularly the National Rural Utilities Cooperative Finance Corporation and institutions of the Farm Credit System; and

•	on December 14, 2007, the United States Senate passed the “Food and Energy Security Act,” which contains an expansion of authority for Farmer Mac similar to that in H.R. 2419.

    The first formal Farm Bill conference meeting between House and Senate members took place on April 10, 2008.  During a meeting on April 15th, the House receded to the Senate language on rural utility loans (referenced above).  That section of the bill is now considered closed and additional changes are not anticipated.  At the present time, no assurance can be given that the bill will be enacted into law or, if enacted, that it will result in significant additional business volume for Farmer Mac.

Non-GAAP Performance Measures

In addition to GAAP measures, Farmer Mac presents “core earnings,” a non-GAAP performance measure.  Core earnings are net income available to common stockholders, less the after-tax effects of unrealized gains and losses on financial derivatives and trading assets resulting from the application of SFAS 133 and SFAS 159.  The GAAP measure most comparable to core earnings is net income available to common stockholders.  Unlike core earnings, however, GAAP net income is affected by unrealized gains or losses in the value of traditing assets and financial derivatives used to hedge Farmer Mac’s interest rate risks.  Farmer Mac’s disclosure of this non-GAAP measure is not intended to replace GAAP information but, rather, to supplement it.

A reconciliation of Farmer Mac’s GAAP net (loss)/income available to common stockholders to core earnings is presented in the following table.

Reconciliation of GAAP Net (Loss)/Income Available to Common Stockholders to Core Earnings

Three Months Ended
	March 31, 2008		March 31, 2007
(in thousands, except per share amounts)
		Per		Per
		Diluted		Diluted
		Share		Share

GAAP net (loss)/income available to common stockholders	$ (8,257)	$ (0.84)	$ 3,922	$ 0.37

Less the effects of SFAS 133 and SFAS 159:
Unrealized losses on financial derivatives and trading
assets, net of tax	(18,841)	(1.90)	(2,649)	(0.24)

Net effects of settlements on agency forward contracts,
net of tax	46	-	345	0.03

Core earnings	$ 10,538	$ 1.06	$ 6,226	$ 0.58

More complete information on Farmer Mac’s performance for the quarter ended March 31, 2008 is set forth in the Form 10-Q filed with the SEC today by Farmer Mac.

Forward-Looking Statements

In addition to historical information, this release includes forward-looking statements that reflect management’s current expectations for Farmer Mac’s future financial results, business prospects and business developments.  Management’s expectations for Farmer Mac’s future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties.  Various factors or events could cause Farmer Mac’s actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding:  (1) lender interest in Farmer Mac credit products and the Farmer Mac secondary market; (2) increases in general and administrative expenses attributable to growth of the business and regulatory environment, including the hiring of additional personnel with expertise in key functional areas; (3) the rate and direction of development of the secondary market for agricultural mortgage loans; (4) the general rate of growth in agricultural mortgage indebtedness; (5) borrower preferences for fixed-rate agricultural mortgage indebtedness; (6) legislative or regulatory developments that could affect Farmer Mac; (7) the willingness of investors to invest in Farmer Mac Guaranteed Securities; and (8) developments in the financial markets, including possible reaction to events involving government-sponsored enterprises other than Farmer Mac.  Other risk factors are discussed in Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission (SEC) on March 17, 2008 and in Farmer Mac’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, as filed with the SEC today.  The forward-looking statements contained in this release represent management’s expectations as of the date of this release.  Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect any future events or circumstances, except as otherwise mandated by the SEC.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans.  Farmer Mac’s Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively.  Additional information about Farmer Mac (as well as the Annual Report on Form 10-K and Quarterly Report on Form 10-Q referenced above) is available on Farmer Mac’s website at www.farmermac.com.  The conference call to discuss Farmer Mac’s first quarter 2008 earnings and the Corporation’s Form 10-Q for first quarter 2008 will be webcast on Farmer Mac’s website beginning at 11:00 a.m. eastern time, Tuesday, May 13, 2008, and an audio recording of that call will be available for two weeks on Farmer Mac’s website after the call is concluded.

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